UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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FIVE STAR QUALITY CARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIVE STAR QUALITY CARE, INC.
400 Centre Street
Newton, Massachusetts 02458

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 23, 2006

To the shareholders of Five Star Quality Care, Inc.:

Notice is hereby given that the annual meeting of shareholders of Five Star Quality Care, Inc., a Maryland corporation, will be held at 1:00 p.m. on Tuesday, May 23, 2006, at 400 Centre Street, Newton, Massachusetts, for the following purposes:

1.                 To elect two directors in Group II to our board.

2.                 To approve amendments to our 2001 Stock Option and Stock Incentive Plan to increase the number of shares available for grant under the plan from 650,000 to 3,000,000 and to extend the date until which awards may be made under the Stock Plan from December 5, 2011 to March 18, 2016.

3.                 To consider and act upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

The board has fixed the close of business on March 24, 2006, as the record date for determination of the shareholders entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

By Order of the Board,

EVRETT W. BENTON, Secretary

April 11, 2006

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

FIVE STAR QUALITY CARE, INC.
400 Centre Street
Newton, Massachusetts 02458

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, May 23, 2006

INTRODUCTION

A notice of the annual meeting of shareholders of Five Star Quality Care, Inc., a Maryland corporation, or the company, is on the preceding page and a form of proxy solicited by our board of directors, or the board, is enclosed. We are paying the cost of this solicitation. In addition to solicitation by mail, our directors and officers may solicit proxies personally or by telephone or e-mail. We have retained Innisfee M&A Incorporated to assist us in the solicitation of proxies. We are paying Innisfree a fee of $15,000, plus reasonable expenses, for these services; the amount of this payment may increase if services in addition to those now contemplated are required and provided. This proxy statement and the attached form of proxy are being first sent to shareholders on or about April 11, 2006, together with a copy of our annual report to shareholders for the year ended December 31, 2005, including our audited financial statements.

The annual meeting record date is March 24, 2006. Only shareholders of record as of the close of business on March 24, 2006, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had 20,060,934 shares of common stock, $.01 par value per share, or common shares, outstanding on the record date and entitled to vote at the meeting. The holders of our outstanding common shares are entitled to one vote per common share.

Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting and will be voted as specified in the proxies. Abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum for the meeting.

To be elected, each nominee for our board must receive the affirmative vote of a majority of the votes cast at the meeting. Common shares represented by valid proxies marked “For” will be voted FOR both nominees for director. Common shares represented by valid proxies marked “Withhold” as to one or both nominees will not be counted as voting in favor of the applicable nominee or nominees. These shares and shares not voted will not be counted as either in favor of or against the election of the nominee or nominees for director.

To be approved, the amendments to our 2001 Stock Option and Stock Incentive Plan, or the Stock Plan, must receive the affirmative vote of a majority of the votes cast at the meeting. Common shares represented by valid proxies marked “For” the amendments will be voted FOR the amendments. Common shares represented by valid proxies marked “Against” the amendments will not be counted as voting in favor of the amendments. These shares will have the effect of a vote AGAINST the amendments. Shares marked “Abstain” and shares not voted will not be counted as either in favor of or against the amendments.

If your shares are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted. Holders of record have the authority under rules of the American Stock Exchange, or AMEX, to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items. In the case of non-routine or contested items, the institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be “broker non-votes.”

Under the AMEX rules, the election of directors as set forth in Item 1 is considered a routine item for which street name shares may be voted without specific instructions. If your street name holder of record signs and returns a proxy card on your behalf, but does not indicate how the common shares should be voted, the common shares represented on the proxy card will be voted FOR each nominee for director under Item 1.

Under the AMEX rules, the amendments to our Stock Plan as set forth in Item 2 are considered a non-routine item for which street name holders of record may not vote your shares without specific instructions. If your street name holder of record signs and returns a proxy card on your behalf, but does not indicate how the common shares should be voted with respect to Item 2, your shares will not be voted. This will have no effect on the passage of the amendments because such broker non-votes are not considered votes cast at the meeting.

A shareholder giving a proxy may revoke it any time prior to its exercise by delivering to our Secretary a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting his or her common shares in person.

Our website address is included several times in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

Item 1.                        Election of two directors in Group II to our board.

The number of our directors is currently fixed at five, and our board is currently divided into three groups, with two directors in Group I, two directors in Group II and one director in Group III. Directors in each group are elected for three year terms and until their successors are elected and qualify.

Our business is conducted under the general direction of our board as provided by our articles of amendment and restatement, our bylaws and the laws of the State of Maryland, the state in which we were reincorporated on September 17, 2001.

Three of our directors, Bruce M. Gans, M.D., Barbara D. Gilmore and Arthur G. Koumantzelis, are our independent directors as defined by currently applicable corporate governance standards of the AMEX. In determining independence pursuant to AMEX standards, each year our board affirmatively determines whether directors have a material relationship with us, including our subsidiaries, that would interfere with the exercise of independent judgment. When assessing a director’s relationship with us, the board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships. In making its determination with respect to the three directors, the board considered the fact that Mr. Koumantzelis served on the board of Senior Housing Properties Trust, or SNH, our landlord, from 1999 until October 2003, and that Dr. Gans served on the board of SNH from 1999 to 2001, and determined that such former relationships would not interfere with the exercise of their independent judgment as our directors.

During 2005, our board held eight meetings, our audit committee held nine meetings, our compensation committee held four meetings, our nominating and governance committee held one meeting and our quality of care committee held four meetings. During 2005, each director attended 75% or more of the total number of meetings of our board and any committee of which he or she was a member during the time in which he or she served on our board or such committee. All of our directors attended last year’s annual meeting of shareholders.

In 2005, each independent director received an annual fee of $20,000 for services as a director, plus a fee of $500 for each meeting attended. Up to two $500 fees were paid if a board meeting and one or more board committee meetings were held on the same date. In 2005, the chairpersons of our audit committee,  compensation committee and nominating and governance committee received an additional $5,000, $1,000 and $1,000, respectively. In 2005, the chairperson of our quality of care committee, Dr. Gans, received an additional $10,000. In addition, in 2005 each director received a grant of 4,000 of our common shares as part of his or her annual compensation. We generally reimburse all our directors for travel expenses incurred in connection with their duties as directors.

The present directors in Group II are Gerard M. Martin and Arthur G. Koumantzelis. The term of  Group II directors elected at the meeting will expire at our 2009 annual meeting of shareholders. Pursuant to a recommendation of our nominating and governance committee, the board has nominated Messrs. Martin and Koumantzelis as Group II directors. The persons named in the enclosed proxy intend to exercise properly executed and delivered proxies for the election of Messrs. Martin and Koumantzelis, except to the extent that proxy cards indicate that the votes should be withheld for one or both nominees. SNH, Reit Management & Research LLC, or RMR, an entity from which we purchase various services pursuant to a shared services agreement and which is SNH’s manager, together with Barry Portnoy, and his son, Adam Portnoy, have voting control over an aggregate of 182,371.9 common shares (0.9% of our common shares outstanding and entitled to vote at the meeting) and intend to vote FOR the election of Messrs. Martin and Koumantzelis as Group II directors.

The board recommends a vote FOR the election of Messrs. Martin and Koumantzelis as the Group II directors.

NOMINEES FOR TERMS EXPIRING IN 2009

The following are the ages and recent principal occupations as of March 24, 2006, of Messrs. Martin and Koumantzelis:

ARTHUR G. KOUMANTZELIS, Age: 75

Mr.  Koumantzelis has been one of our directors since 2001. Mr. Koumantzelis has been the President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company, since June 1998. Mr. Koumantzelis is also a trustee of a number of privately held business trusts and has other business interests. Mr. Koumantzelis has been a trustee of Hospitality Properties Trust, or HPT, since 1995. Mr. Koumantzelis has been a trustee of  RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund and RMR Preferred Dividend Fund since 2003, 2004, 2004 and 2005, respectively. Mr. Koumantzelis was a trustee of SNH from 1999 until his resignation in October 2003.

GERARD M. MARTIN, Age: 71

Mr.  Martin has been one of our managing directors since 2001. Mr. Martin also has been a managing trustee of HRPT Properties Trust, or HRPT, HPT and SNH since 1986, 1995 and 1999, respectively. Mr. Martin was a director and 50% owner of FSQ, Inc., or FSQ, from 2000 until it was acquired by us in 2002. Mr. Martin also has been a trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund and RMR Preferred Dividend Fund since 2003, 2004, 2004 and 2005, respectively, a director and Vice President of RMR Advisors, Inc., a registered investment advisor, or RMR Advisors, since 2002, and a director of RMR since 1986.

CONTINUING DIRECTORS

In addition to Messrs. Martin and Koumantzelis, the following persons currently serve on our board. The following information is as of March 24, 2006:

BRUCE M. GANS, M.D., Age: 59

Dr.   Gans has been one of our directors since 2001. Dr. Gans has been Chief Medical Officer at the Kessler Institute for Rehabilitation since June 2001. He is also a Professor of Physical Medicine and Rehabilitation at UMDNJ-New Jersey Medical School. From 1999 to 2001, Dr. Gans was Senior Vice President for Continuing Care and Chairman of Physical Medicine and Rehabilitation at North Shore Long Island Jewish Health System and Professor of Physical Medicine and Rehabilitation at the Albert Einstein College of Medicine in New York City. Dr. Gans is a Group III director and will serve until our 2007 annual meeting of shareholders.

BARBARA D. GILMORE, R.N., Age: 55

Ms.  Gilmore has been one of our directors since January 2004. Ms. Gilmore has served as a clerk to Judge Joel B. Rosenthal of the United States Bankruptcy Court, Western Division of the District of Massachusetts, since August 2001. Ms. Gilmore is also a registered nurse and practiced and taught nursing for several years before attending law school. Ms. Gilmore is a Group I director and will serve until our 2008 annual meeting of shareholders.

BARRY M. PORTNOY, Age: 60

Mr.  Portnoy has been one of our managing directors since 2001. Mr. Portnoy also has been a managing trustee of HRPT, HPT and SNH since 1986, 1995 and 1999, respectively. Mr. Portnoy was a director and 50% owner of FSQ, Inc., or FSQ, from 2000 until it was acquired by us in January 2002. Mr. Portnoy is the majority beneficial owner of RMR, and the owner of RMR Advisors. Mr. Portnoy has been the chairman of RMR since 1986, and a director and Vice President of RMR Advisors since 2002. Mr. Portnoy also has been a trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund and RMR Preferred Dividend Fund since 2003, 2004, 2004 and 2005, respectively.  Mr. Portnoy is a Group I director and will serve until our 2008 annual meeting of shareholders.

BOARD COMMITTEES

We have an audit committee, a compensation committee, a nominating and governance committee and a quality of care committee. With the exception of the quality of care committee, each of the above committees is comprised of Dr. Gans, Ms. Gilmore and Mr. Koumantzelis, who are independent under applicable AMEX listing standards and each committee’s respective charter. Dr. Gans, Mr. Martin and Ms. Gilmore constitute our quality of care committee.

The primary function of our audit committee is to select our independent registered public accounting firm and to assist our board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function. The board has determined that Mr. Koumantzelis is our audit committee financial expert and is “independent” as defined by the rules of the Securities and Exchange Commission, or SEC, and the AMEX. The board’s determination that Mr. Koumantzelis is a financial expert was based upon his prior experiences as: (i) a certified public accountant who audited several publicly owned companies; (ii) the chief financial officer of a company required to file SEC reports; (iii) a member of our audit committee and of the audit committees of other publicly owned companies; and (iv) president and chief executive officer of Gainesborough Investments LLC and its affiliates which own significant positions in both public and private companies.

The compensation committee’s primary responsibilities include: (1) evaluating the services provided by, and compensation paid to, individuals who serve as our Chief Executive Officer, Treasurer, other executive officers and our director of internal audit; (2) evaluating compensation paid to employees; (3) reviewing, evaluating and approving our management and administrative service agreement(s); (4) evaluating the performance by any manager and administrative services provider, and compensation paid under any management and administrative service agreement(s); and (5) the review of and recommendation to our board concerning awards under our incentive compensation plans and equity based plans.

The responsibilities of our nominating and governance committee include: (1) identification of individuals qualified to become members of our board and recommending to the board the director nominees for each annual meeting of shareholders or when vacancies occur; (2) development and recommendation to the board of a set of governance principles; and (3) evaluation of the performance of our board.

The primary function of our quality of care committee is to review the quality of healthcare services we provide to our customers.

Our policy with respect to board members’ attendance at our annual meetings of shareholders can be found in our governance guidelines, the full text of which appears at our website at www.5sqc.com. In addition to our governance guidelines, copies of the charters of our audit, compensation, nominating and governance and quality of care committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge by writing to our Secretary, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA  02458 or at our website, www.5sqc.com.

COMMUNICATIONS WITH DIRECTORS

Any shareholder or other interested party who desires to communicate with our independent directors or any other directors, individually or as a group, may do so by filling out a report at our website (www.5sqc.com), by calling our toll-free confidential message system at 866-230-1286, or by writing to the party for whom the communication is intended, care of our director of internal audit, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458. Our director of internal audit will then deliver any communication to the appropriate party or parties.

MEETINGS BY INDEPENDENT DIRECTORS

Pursuant to our governance guidelines, our independent directors, who constitute our non-management directors, meet at least once each year without management. The presiding director at these meetings is the chair of our audit committee, unless the independent directors in attendance select another independent director to preside.

SELECTION OF CANDIDATES FOR DIRECTORS;
SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND PROPOSALS

Our board has established governance guidelines which, among other matters, set forth the qualifications for service on our board. These guidelines may be changed from time to time by our board upon the recommendation of our nominating and governance committee. Our board makes nominations of persons to be elected by shareholders as directors. Our board also elects directors to fill board vacancies which may occur from time to time. In both these circumstances, our board will act upon recommendations made by our nominating and governance committee.

It is the policy of our nominating and governance committee to consider candidates for election as directors who are recommended by our shareholders pursuant to the procedures set forth below.

If a shareholder who is entitled to do so under our bylaws desires to recommend an individual for membership on the board, then that shareholder must provide a written notice to the chair of the nominating and governance committee and to our Secretary, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458. In order for a recommendation to be considered by the nominating and governance committee, this notice must be received within the 30-day period ending on the last date on which shareholders may give timely notice for director nominations under our bylaws and applicable state and federal law, and must contain, at a minimum, the following:

(A)   as to each person whom the shareholder proposes to recommend for election or reelection as a director,

(1)          such person’s name, age, business address and residence address,

(2)   the class, series and number of our shares of beneficial interest that are beneficially owned or owned of record by such person,

(3)          the date such shares were acquired and the investment intent of such acquisition,

(4)   the record of all purchases and sales of our securities by such person during the previous 12 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved, and

(5)   all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to the SEC’s proxy rules, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

(B)   as to the shareholder giving the notice and any shareholder associated person (defined below), the class, series and number of our shares which are owned of record by such shareholder and by such shareholder associated person, if any, and the class, series and number of, and the nominee holder for, shares owned beneficially but not of record by such shareholder and by any such shareholder associated person;

(C)   as to the shareholder giving the notice and any shareholder associated person, their names and addresses, as they appear on our share ledger and current names and addresses, if different;

(D)   as to the shareholder giving the notice and any shareholder associated person, the record of all purchases and sales of our securities by such shareholder or shareholder associated person during the previous 12 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved; and

(E)   to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a director on the date of such notice.

A “shareholder associated person” of any shareholder is (1) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (2) any beneficial owner of our shares of beneficial interest owned of record, or beneficially, by such shareholder and (3) any person controlling, controlled by or under common control with such shareholder or shareholder associated person.

Our board or our nominating and governance committee may request additional information about the shareholder nominee or about a recommending shareholder.

In considering candidates to serve as directors, our nominating and governance committee seeks individuals who have qualities which the committee believes may be effective in serving our long term best interests. Among the characteristics which the committee considers are the following: the quality of the candidate’s past services to the company, if any; the business and personal experience of the candidate and their relevance to our business; the reputation of the candidate for integrity; the reputation of the candidate for intelligence, sound judgment, the ability to understand complex financial issues and to make meaningful inquiries; the willingness and ability of the candidate to devote sufficient time to board business; the familiarity of the candidate with the responsibilities of service on the board of a publicly owned company; the status of the candidate as independent of management; and other matters that the nominating and governance committee deems appropriate. In seeking candidates for directors who have not previously served as our directors, the nominating and governance committee may use the business, professional and personal contacts of its members, it may accept recommendations from other board members, and, if it considers it appropriate, the nominating and governance committee may engage a professional search firm. Shareholder recommendations which meet the requirements set forth above will be considered using the same criteria as other candidates considered by our nominating and governance committee.

To be eligible for consideration at our 2007 annual meeting, shareholder nominations of a candidate (or candidates) to be elected as a director (or directors) must be received at our principal executive offices no earlier than December 12, 2006 and no later than January 11, 2007. Shareholder nominations must also be made in compliance with the informational requirements about the nominee and the nominating shareholder and otherwise as set forth in our bylaws. Shareholder nominations which are recommended by our nominating and governance committee and supported by our board will appear in our 2007 proxy statement. Shareholder nominations which are properly made in accordance with our bylaws but are not recommended by our nominating and governance committee or are not supported by our board will not appear in our 2007 proxy statement, but they may be considered at our annual meeting.

In 2005, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our board. We did not receive any shareholder recommendations or nominations for our board for the 2006 annual meeting, except the nominations made by our board which includes board members who are shareholders.

Under our bylaws and the rules and regulations of the SEC, to be eligible for inclusion in the proxy statement for our 2007 annual meeting, shareholder items other than nominations must be received at our principal executive offices no later than December 12, 2006, and must otherwise satisfy the conditions for inclusion established by our bylaws and the SEC. Proposals by shareholders, other than nominations intended for presentation at the 2007 annual meeting but not intended to be included in our proxy statement for that meeting, must be received at our principal executive offices no earlier than December 12, 2006, and no later than January 11, 2007, and must meet all other requirements of our bylaws and of the SEC.

Copies of our bylaws, including the provisions which concern the requirements for shareholder nominations and items, may be obtained by writing to our Secretary, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458.

Item 2.                        Approval of the Amendments to the 2001 Stock Option and Stock Incentive Plan.

Our board believes that the availability of equity based compensation may be a significant factor in our ability to attract, retain and motivate the officers and employees, directors and consultants that are critical to our success. In order to achieve the desired tax treatment of certain incentive stock options issuable under the Stock Plan and to comply with AMEX rules, the board has determined that approval of the Stock Plan by our shareholders at the annual meeting is necessary.

The board has unanimously approved, and unanimously recommends that our shareholders approve, amendments to our Stock Plan, attached hereto as Appendix A, to increase the number of common shares authorized for issuance under the Stock Plan from 650,000 to 3,000,000 and to extend the date until which awards may be made under the Stock Plan from December 5, 2011 to March 18, 2016. A copy of the Stock Plan, as proposed to be amended, is attached hereto as Appendix B.

Our board believes that an increase in the number of common shares authorized for issuance under the Stock Plan, coupled with an extension of the termination date of the Stock Plan, will allow us to enhance our ability to attract, retain and motivate officers and employees, directors and consultants. If approved, these amendments will provide us with greater short and long term flexibility regarding the manner in which we provide incentives to our officers and employees, directors and consultants, as we continue to pursue our growth strategies.

By resolution dated December 5, 2001, our board unanimously approved our Stock Plan, and voted to recommend it to our then sole shareholder, SNH. Also on December 5, 2001, SNH approved the Stock Plan. On January 10, 2002, our board unanimously voted to submit the Stock Plan to our shareholders at our annual meeting for approval and to recommend to the shareholders that they approve the Stock Plan. On May 7, 2002, our shareholders at such time approved the Stock Plan at the annual meeting.

Summary of the Stock Plan

The following summary of the material features of the Stock Plan is qualified in its entirety by reference to the complete text of the Stock Plan, attached hereto as Appendix B.

Purpose, Eligible Persons, Effective Date and Duration.   The Stock Plan was effective December 5, 2001. The purpose of the Stock Plan is to encourage employees, officers, directors and consultants of ours and of our subsidiaries who render services to us, or Eligible Persons, to continue their association with us by providing favorable opportunities for them to participate in the ownership of our common shares. The Stock Plan allows us to grant common shares, restricted common shares, or Restricted Stock, options to acquire common shares, or Options, stock appreciation rights, or SARs, and other rights to compensation in amounts determined by the value of our common shares. Common shares, Restricted Stock, SARs and other rights which may be granted under the Stock Plan are referred to collectively as “Other Rights”. At this time, approximately 12,000 persons, principally our employees, are eligible to receive Options and Other Rights pursuant to the Stock Plan. Currently, we can no longer make awards under the Stock Plan after December 5, 2011, unless the Stock Plan is earlier terminated by our board. We are proposing to extend the date after which we can not make awards under the Stock Plan to March 18, 2016. Termination of the Stock Plan will not affect awards made prior to termination, but no awards will be made after termination.

Shares Subject to the Stock Plan.   The total number of common shares that may be issued or subject to Options and Other Rights under the Stock Plan may not currently exceed 650,000. We propose to increase this amount to 3,000,000 common shares. These common shares may be authorized but unissued shares. In the event of any change in the number or kind of common shares outstanding pursuant to a reorganization, recapitalization, exchange of shares, stock dividend or split or combination of shares, appropriate adjustments will be made to the number of authorized common shares, to the number of common shares subject to outstanding grants or awards, to the exercise price per share of Options and to the kind of shares which may be distributed under the Stock Plan. The total amount of common shares subject to Options that may be granted to any single individual in any calendar year under the Stock Plan may not exceed in the aggregate 100,000. To the extent that common shares subject to an Option or Restricted Stock under the Stock Plan lapse or are forfeited, any common shares subject to such award will again become available for grant under the terms of the Stock Plan.

As of March 24, 2006, 233,300 shares of Restricted Stock had been granted and were outstanding and no Options or Other Rights were granted or outstanding under the Stock Plan. In the past, because of the limited number of total shares available under our Stock Plan all our awards have been share grants. If the proposed amendment to increase the number of shares available under the Stock Plan is approved, our Compensation Committee and our board expects that they will have greater effective capacity to grant stock options as well as shares.

Administration.   The Stock Plan is administered by our Compensation Committee. Recommendations regarding grants of Options and Other Rights are made by our Compensation Committee to our board. Our Compensation Committee determines grants of Options and Other Rights to our Chief Executive Officer.

Subject to the terms of the Stock Plan, the Compensation Committee makes recommendations to our board regarding: (1) the persons to whom Options and Other Rights will be granted, (2) the number and the terms and conditions of Options or Other Rights granted to each such person, including the price per share to be paid upon exercise of any Option and the period within which each such Option or Other Right may be exercised, and (3) the interpretation of the Stock Plan and rules and regulations for its administration.

Options.   We may grant Options to Eligible Persons. Except as otherwise provided in an Option agreement, an Option must be exercised within 90 days following the termination of the Option holder’s employment with, or his or her provision of services to, us. In the event that termination is due to death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or the Code), the Option is exercisable for a maximum of 12 months. Our Compensation Committee makes recommendations regarding the number of common shares subject to an Option, its exercise price, its vesting conditions, the manner and time of its exercise and whether the Option is intended to qualify as an incentive stock option, or ISO, under the Code. ISOs may be issued only to employees of ours or a subsidiary of ours. Options that are not intended to qualify as ISOs are referred to as nonqualified stock options, or NSOs.

In the case of an ISO, the exercise price may not be less than the “fair market value” of our common shares on the date the Option is granted; provided, however, that in the case of an employee who owns (or is considered to own under Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of our shares or any of our subsidiaries, the price at which common shares may be purchased pursuant to an ISO may not be less than 110% of the fair market value of the common shares on the date the ISO is granted.

The duration of the ISOs and NSOs granted under the Stock Plan may be specified pursuant to each respective stock option agreement, but in no event can any ISO be exercisable after the expiration of 10 years after the date of grant. In the case of any employee who owns (or is considered under Section 424(d) of the Code as owning) shares possessing more than 10% of the total combined voting power of all classes of our shares or any of our subsidiaries, no ISO shall be exercisable after the expiration of five years from its date of grant. Options may be exercisable during their entire duration or during any lesser period of time, as will be set forth in the Option agreement.

The Option exercise price may be paid in cash, in common shares owned by the optionee, by delivery of a recourse promissory note secured by the common shares acquired upon exercise of the Option or by means of a “cashless exercise” procedure in which a broker transmits to us the exercise price in cash, either as a margin loan or against the optionee’s notice of exercise and confirmation by us that we will issue and deliver to the broker stock certificates for that number of common shares having an aggregate fair market value equal to the exercise price or agrees to pay the Option price to us in cash upon its receipt of stock certificates.

Stock Appreciation Rights.   We may grant SARs to an Eligible Person as to such number of common shares and on such terms and conditions as we may determine. SARs may be granted separately or in connection with ISOs or NSOs. Upon exercise of a SAR, the holder is entitled to receive payment equal to the excess of the fair market value, on the date of exercise, of the number of common shares for which the SAR is exercised, over the exercise price for such common shares under a related Option, or if there is not a related Option, over an amount per share stated in the written agreement setting forth the terms and conditions of the SAR. Payment may be made in cash or other property, including common shares, in accordance with the provisions of the applicable SAR agreement. Upon the exercise of a SAR related to an Option, the Option shall terminate as to the number of common shares for which the SAR is exercised.

Restricted Stock.   We may grant to an Eligible Person a number of common shares constituting Restricted Stock determined in our discretion, subject to terms and conditions determined by us, including conditions that may require the holder to forfeit the common shares in the event that the holder ceases to provide services to us before a stated time. Unlike holders of Options and SARs, a holder of Restricted Stock has the rights of a shareholder to vote and to receive payment of dividends on the Restricted Stock, unless otherwise specified in the agreement that sets forth the terms on which the Restricted Stock is granted.

Tax Treatment

The following description of the federal income tax consequences of Options and Other Rights is general and does not purport to be complete.

Tax Treatment of Options.   An optionee realizes no taxable income when a NSO is granted. Instead, the difference between the fair market value of the common shares subject to the NSO and the exercise price paid is taxed as ordinary compensation income when the NSO is exercised. The difference is measured and taxed as of the date of exercise, if the common shares are not subject to a “substantial risk or forfeiture”, or as of the date or dates on which the risk terminates in other cases. An optionee may elect to be taxed on the difference between the exercise price and the fair market value of the common shares on the date of exercise, even though some or all of the common shares acquired are subject to a substantial risk of forfeiture. Gain on the subsequent sale of the common shares is taxed as capital gain. We receive no tax deduction on the grant of a NSO, but we are entitled to a tax deduction when the optionee recognizes taxable income on or after exercise of the NSO, in the same amount as the income recognized by the optionee.

Generally, an optionee incurs no federal income tax liability on either the grant or the exercise of an ISO, although an optionee will generally have taxable income for alternative minimum tax purposes at the time of exercise equal to the excess of the fair market value of the common shares subject to an ISO over the exercise price. Provided that the common shares are held for at least one year after the date of exercise of the related ISO and at least two years after its date of grant, any gain realized on subsequent sale of the common shares will be taxed as long term capital gain. If the common shares are disposed of within a shorter period of time, the optionee will recognize ordinary compensation income in an amount equal to the difference between the sales price and the ISO exercise price or (if less) the difference between the fair market value at the time of exercise and the ISO exercise price. We receive no tax deduction on the grant or exercise of an ISO, but we are entitled to a tax deduction if the optionee recognizes taxable income on account of a premature disposition of ISO common shares, in the same amount and at the same time as the optionee’s recognition of income.

Tax Treatment of SARs.   A recipient recognizes no income upon the grant of a SAR, but upon its exercise realizes ordinary compensation income in an amount equal to the cash or cash equivalent that he receives at that time. If the recipient receives common shares upon exercise of the SAR, the recipient recognizes ordinary income measured by the fair market value of the common shares so received (or, if the common shares are subject to a substantial risk of forfeiture, at the date or dates on which the risk expires, unless the recipient elects to be taxed currently).

Tax Treatment of Restricted Stock.   A person who receives a grant of Restricted Stock generally will not recognize ordinary compensation income at the time the award is received, but will recognize ordinary compensation income when restrictions constituting a substantial risk of forfeiture lapse. The amount of such income will be equal to the excess of the aggregate fair market value, as of the date the restrictions lapse, over the amount (if any) paid by the holder for the Restricted Stock. Alternatively, a recipient of Restricted Stock may elect to be taxed instead on the excess of the fair market value of the Restricted Stock at the time of grant over the amount (if any) paid by the recipient for the Restricted Stock, notwithstanding the restrictions on the stock. All such taxable amounts are deductible by us at the time and in the amount of the ordinary compensation income recognized by the recipient of the Restricted Stock.

Tax Treatment of Common Shares Granted under the Stock Plan.   A person who receives a grant of common shares will recognize ordinary compensation income at the time of grant equal to the excess of the aggregate fair market value, as of the date of grant, of the common shares over the amount (if any) paid by the grantee. All such taxable amounts are deductible by us.

Section 162(m) of the Code.   Section 162(m) of the Code generally disallows an income tax deduction by public companies for compensation in excess of $1,000,000 paid in any year to the chief executive officer and any of the four most highly compensated other executive officers, to the extent that this compensation is not “performance-based” within the meaning of Section 162(m) of the Code. In the case of a stock plan, the performance-based exception is satisfied if, in addition to other requirements, the plan is approved by shareholders, the grants are made by a committee of outside directors, and the amount of compensation a person can receive is based solely on an increase in the value of the stock after the grant. If the amendments to the Stock Plan are approved by shareholders, one of the requirements for the performance-based exception will be satisfied with respect to awards under the Stock Plan.

Impact of Section 409A of the Code.   Section 409A of the Code can impose significant tax disadvantages on persons granted NSOs or SARs that do not comply with its terms. Specifically, NSOs or SARs that vest after December 31, 2004 and that do not comply with Section 409A will be subject to immediate income taxation upon vesting plus a 20% additional tax, in each case computed based on the value of such right. Among the requirements of Section 409A to avoid such treatment, an NSO must have an exercise price, or an SAR have a base value, at least equal to the fair market value of the related common shares at the time the right is granted. The NSOs and SARs that we may grant will attempt to comply with these and the other Section 409A requirements so as to avoid adverse tax consequences to grantees under Section 409A.

Effect of Certain Corporate Transactions.   If, while unexercised Options remain outstanding under the Stock Plan, we merge or consolidate with another corporation (whether or not we are the surviving entity), if we are liquidated or sell or otherwise dispose of substantially all of our assets to another entity or in other circumstances the board deems appropriate (any of these events is hereafter referred to as a “Transaction”), then, except as otherwise specifically provided to the contrary in any applicable agreement, the Compensation Committee, in its discretion, may amend the terms of all outstanding Options so that: (1) each Option holder will be entitled, upon exercise of the Option, to receive in lieu of common shares, stock or other securities or property he or she would have received had he or she exercised the Option immediately prior to any Transaction, (2) vesting or other exercise terms are waived, either generally or in specific cases, so that some or all Options are exercisable from and after a date prior to the effective date of any Transaction, (3) all outstanding and unexercised Options are cancelled as of the effective date of any Transaction, (4) some or all Options are converted into Options to purchase the stock or other securities of the surviving corporation pursuant to any Transaction, or (5) the outstanding and unexercised options to purchase stock or other securities of any corporation are assumed and converted into Options to purchase common shares pursuant to any Transaction, whether pursuant to our Stock Plan or not. If the Compensation Committee cancels outstanding Options as described in clause (3) of the preceding sentence, (a) notice of termination must be given to Option holders at least 30 days prior to the effective date of the Transaction, and (b) the Compensation Committee may, in its sole discretion, accelerate the vesting of any Option that is not immediately exercisable during the 30 day period.

Amendments to the Stock Plan.   The board may modify, revise or terminate the Stock Plan at any time and from time to time, except that approval of our shareholders is required with respect to any amendment to change the aggregate number of common shares that may be issued under Options or granted pursuant to the Stock Plan, change the class of persons eligible to receive Options or Other Rights or make any other change that requires shareholder approval under applicable law. Amendments adversely affecting outstanding Options or Other Rights may not be made without the consent of the holder of the Option or Other Right.

We may not increase the aggregate number of common shares that may be issued under Options or granted pursuant to the Stock Plan without shareholder approval.

Potential Allocation of Benefits of the Stock Plan.   The benefits or amounts that may be received or allocated to any individual under the Stock Plan, as proposed to be amended, are not determinable. Under the Stock Plan, as proposed to be amended, the maximum number of Options that may be granted to any single individual in any year is 100,000. The following persons have been granted the following aggregate amounts of Restricted Stock pursuant to the Stock Plan: Evrett Benton—60,000 shares; Rosemary Esposito—25,000 shares; Maryann Hughes—13,000 shares; Bruce Mackey, Jr.—30,000 shares; Bruce Gans—10,000 shares; Barbara Gilmore—9,000 shares;  Arthur Koumantzelis—10,000  shares; Gerard Martin—10,000  shares; and Barry Portnoy—10,000  shares. Shares granted to Evrett Benton, Rosemary Esposito, Maryann Hughes and Bruce Mackey vest over three years from the date of grant and have been granted at various times from 2003 through 2005. Shares granted to Bruce Gans, Barbara Gilmore, Arthur Koumantzelis, Gerard Martin and Barry Portnoy vested at the date of grant and have been granted at various times from 2002 through 2005. Our current executive officers as a group have been granted 128,000 shares of Restricted Stock. Our current directors, none of whom are executive officers, as a group have been granted 49,000 shares of Restricted Stock. Our current employees, not including our executive officers, and others who provide services to us as a group have been granted 46,300 shares of Restricted Stock.

The board unanimously recommends a vote FOR Item 2.

EXECUTIVE OFFICERS

The following persons serve as our executive officers. The following information is as of March 31, 2006:

EVRETT W. BENTON, Age: 57

Mr. Benton has been our President, Chief Executive Officer and Secretary since 2001. Mr. Benton served as President and Chief Executive Officer of FSQ from 2000 until it was acquired by us in January 2002. Since 2000, Mr. Benton has been a Vice President of RMR. Mr. Benton is an attorney and prior to his employment by us and RMR, he served as general counsel and chief administrative officer of a large publicly held healthcare services company and as a practicing attorney.

ROSEMARY ESPOSITO, R.N., Age: 63

Ms. Esposito has been our Senior Vice President and Chief Operating Officer since 2001. Ms. Esposito has also been our Chief Clinical Officer since June 2002. Ms. Esposito served as Senior Vice President and Chief Operating Officer of FSQ from 2001 until it was acquired by us in January 2002. Ms. Esposito is a nurse and prior to her employment by us she held various senior positions with other healthcare service companies.

MARYANN HUGHES, Age: 58

Ms. Hughes has been our Vice President and Director of Human Resources since 2001. Ms. Hughes served as a Vice President and Director of Human Resources for FSQ from 2000 until it was acquired by us in January 2002. Prior to her employment by us she held various senior human resource positions with other healthcare service companies.

BRUCE J. MACKEY JR., Age: 35

Mr. Mackey has been our Treasurer, Chief Financial Officer and Assistant Secretary since 2001. Mr. Mackey served as Treasurer and Chief Financial Officer of FSQ from 2001 until it was acquired by us in January 2002. Mr. Mackey has been a Vice President of RMR since 2001 and has served in various capacities for RMR and its affiliates before 2001. Mr. Mackey is a certified public accountant.

There are no family relationships among any of our directors or executive officers. Our executive officers serve at the discretion of our board.

SUMMARY COMPENSATION TABLE

The following table provides certain information concerning the compensation of our Chief Executive Officer and the other named executive officers for the past three years:

	Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Restricted Share Awards
Evrett W. Benton	2005	$200,000	$410,000	$143,600	(1)
President, Chief Executive Officer and Secretary	2004	$200,000	$350,000	$139,800	(1)
	2003	$200,000	$300,000	$33,800	(1)
Rosemary Esposito, RN	2005	$250,000	$200,000	$35,900	(1)
Senior Vice President, Chief Operating Officer	2004	$250,000	$80,000	$69,900	(1)
and Chief Clinical Officer	2003	$250,000	$50,000	$16,900	(1)
Maryann Hughes	2005	$174,582	$75,000	$21,540	(1)
Vice President and Director of Human	2004	$162,327	$45,000	$34,950	(1)
Resources	2003	$159,377	$35,000	$8,450	(1)
Bruce J. Mackey Jr.	2005	$194,615	$175,000	$71,800	(1)
Treasurer, Chief Financial Officer and Assistant	2004	$179,698	$120,000	$69,900	(1)
Secretary	2003	$171,154	$100,000	$16,900	(1)

(1)          All incentive share awards provide that one third of each award vests on the grant date and one third vests on or about each of the next two anniversaries following the grant. In the event an executive officer granted an incentive share award ceases to perform duties for us or ceases to be our officer or employee, the common shares which have not yet vested may be repurchased by us for nominal consideration. The dollar amounts shown in the table represent the vested and unvested total number of our common shares awarded during the year shown multiplied by the closing price for our common shares on the AMEX on the date of grant.

At December 31, 2005, Mr. Benton, Ms. Esposito, Ms. Hughes and Mr. Mackey owned 60,000, 25,000, 13,000 and 30,000 common shares, respectively, which were granted under our stock option and stock incentive plan since 2003 and include both vested and unvested common shares. Based on a closing price of $7.88 per share for our common shares on December 30, 2005, these common shares had a value of $472,800, $197,000, $102,440 and $236,400, respectively.

Messrs. Benton and Mackey each devote a substantial majority of their business time to providing services as our officers and employees; however, Messrs. Benton and Mackey also dedicate some of their business time to providing services to RMR. Therefore, in addition to receiving compensation paid by us, each of Messrs. Benton and Mackey receive compensation for these separate services to RMR from RMR and some equity compensation from companies affiliated with RMR. None of our executive officers has an employment agreement with us or RMR.

Performance Graph—Comparison of Cumulative Total Return

The graph below shows the cumulative total shareholder returns on our common shares, assuming a $100 investment on December 17, 2001, the date our common shares began to trade publicly, as compared with: (a) the Standard & Poor’s SmallCap 600 Index and (b) a self-constructed peer group, composed of the following senior living companies: American Retirement Corporation, Emeritus Corporation, Capital Senior Living Corporation and National Healthcare Corporation. The graph assumes reinvestment of dividends, if any.

Compensation Committee Report

The executive compensation programs are designed to (1) attract and retain experienced and well-qualified executives and (2) motivate them to enhance long term shareholder value. In setting the compensation level for executive officers, we were guided by the following considerations:

•       compensation levels should be competitive with compensation generally being paid to executives in the senior living industry to ensure our ability to attract and retain qualified executives; and

•       each executive officer’s compensation should reflect the company’s performance, the performance of the executive officer’s department, if applicable, and the performance of the executive officer.

Each executive officer’s total compensation package included a salary and cash bonus determined by us and various benefits, including medical insurance plans, that are available to all of the company’s employees. We attempt to keep the company’s compensation programs competitive by comparing them with those of other local businesses and with companies in the senior living industry nationally. We consider several aspects of corporate performance in determining executive compensation and attempt to balance the compensation level for an individual executive officer against his or her specific job requirements, including the individual’s level of influence on obtaining corporate objectives.

Cash Compensation.   We determined the 2005 salaries for the Chief Executive Officer and the other executive officers after reviewing the salaries paid by the company’s competitors to executives holding comparable positions. We also reviewed executive salaries during 2005, and determined any increases or decreases in annual salaries based on a comparison of each executive officer’s actual performance against his or her performance objectives, as well as on various other factors. Cash bonuses are determined at the end of the year based on the company’s performance and its Chief Executive Officer’s and other executive officers’ accomplishments for the year. In determining the Chief Executive Officer’s and other executive officers’ salaries and bonuses for 2005, we considered the company’s initiatives, including its completion and integration of acquisitions, effective cost reduction programs and continued responses to industry and economic factors which impacted its business. Among the subjective factors considered by us in making salary and bonus decisions were the Chief Executive Officer’s and the other executive officers’ abilities to provide leadership, develop the company’s business, promote its image with its residents and shareholders and manage its growth. When awarding salaries and bonuses to the Chief Executive Officer and Chief Financial Officer, we also considered the compensation paid to each of these officers by their other employer, RMR.

Equity Compensation.   The equity compensation program for the executive officers that the company presently uses is designed to (1) provide long term incentives to executive officers, (2) tie compensation to creating long term shareholder value, and (3) encourage executive officers to remain with the company and promote its business. We administer the company’s stock option and stock incentive plan and determine what grants of shares, options or other rights are to be made to the Chief Executive Officer, and make recommendations to the board regarding grants of shares, options or other rights to other persons. In addition, in making recommendations regarding or granting shares, options or other rights, we expect to consider factors such as the market valuation of the company’s common shares, the amount and terms of restricted shares granted to the executive officers of the company’s competitors and the amount of time spent on, and the complexity of, the duties performed. We may impose vesting and other conditions on granted shares, options and other rights and have done so.

In 2005, Mr. Benton, President and Secretary, received a grant of 20,000 common shares under the  stock option and stock incentive plan, Ms. Esposito, Senior Vice President, Chief Operating Officer and Chief Clinical Officer, received a grant of 5,000 common shares under the stock option and stock incentive plan, Ms. Hughes, Vice President and Director of Human Resources, received a grant of 3,000 common shares under the stock option and stock incentive plan, and Mr. Mackey, Treasurer, Chief Financial Officer and Assistant Secretary, received a grant of 10,000 common shares under the stock option and stock incentive plan. One third of these awards vested immediately upon grant, and one third will vest in November 2006 and 2007, respectively. The determination of the number of common shares granted to these individuals was based on the number of common shares previously granted to them, the fair market value of the common shares granted, and our opinion as to the value of the services performed by each individual.

COMPENSATION COMMITTEE
Barbara D. Gilmore, Chair
Bruce M. Gans, M.D.
Arthur G. Koumantzelis

Audit Committee Report

In the course of our oversight of the company’s financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2005; (2) discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees; (3) received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of nonaudit services by the independent registered public accounting firm is compatible with maintaining their independence and concluded that it is compatible at this time.

Based on the foregoing review and discussions, the audit committee recommended to the board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

AUDIT COMMITTEE
Arthur G. Koumantzelis, Chair
Bruce M. Gans, M.D.
Barbara D. Gilmore

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common shares by each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common shares and by each of our directors and executive officers, individually and as a group, as of March 24, 2006. Unless otherwise indicated, each owner named below has sole voting and investment power for all common shares shown to be beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below.

	Beneficial Ownership(1)
Name and Address(2)	Number of Shares	Percent
Beneficial Owners of More Than 5% of Our Common Shares
JP Morgan Chase & Co.(3)	1,461,904	7.3%
RS Investment Management Co. LLC(4)	1,341,450	6.7%
Wells Fargo & Company(5)	1,251,071	6.2%
Dimensional Fund Advisors Inc.(6)	1,024,825	5.1%
Directors and Executive Officers
Evrett W. Benton(7)	110,405	*
Rosemary Esposito(7)	25,000	*
Bruce M. Gans, M.D.(8)	10,190	*
Barbara D. Gilmore(8)	9,000	*
Maryann Hughes(7)	13,000	*
Arthur G. Koumantzelis(8)	10,225.6	*
Bruce J. Mackey Jr.(7)	30,018.2	*
Gerard M. Martin(8)(9)	147,371.9	*
Barry M. Portnoy(8)(10)	182,371.9	*
All directors and executive officers as a group (nine persons)(7)(8)(9)(10)	537,582.6	2.7%

*                    Less than 1% of our common shares.

(1)          Our amended and restated articles place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our equity shares. Additionally, the terms of our leases with SNH and our agreement with RMR contain provisions whereby our rights under these agreements may be cancelled by SNH and RMR, respectively, upon the acquisition by any person or group of more than 9.8% of our voting stock or upon other change in control events, as defined. If the breach of these ownership limitations causes a lease default, shareholders causing the default may become liable to us or to other shareholders for damages.

(2)          The address of each named director and executive officer is c/o Five Star Quality Care, Inc., 400 Centre Street, Newton, Massachusetts 02458.

(3)          This information is presented as of December 31, 2005, and is based solely on a Schedule 13G filed with the SEC on February 10, 2006. These common shares are held by JP Morgan Chase & Co., or JP Morgan, and certain of its subsidiaries. JP Morgan has reported that it has sole voting authority over 1,336,704 of such shares and shared voting authority over 4 shares. JP Morgan reports that it has sole dispositive authority over 1,461,900 shares and shared dispositive authority over 4 shares. The address of JP Morgan is 270 Park Ave, New York, NY  10017.

(4)          This information is presented as of December 31, 2005, and is based solely on a Schedule 13G filed with the SEC on February 10, 2006. These common shares are held by clients of subsidiaries of RS Investment Management Co. LLC, or RS Investment. RS Investment has reported that it has shared voting authority over 1,341,450 shares and that it has shared dispositive authority over 1,341,450 shares. The address of RS Investment is 388 Market Street, San Francisco, CA  94111.

(5)          This information is presented as of December 31, 2005, and is based solely on a Schedule 13G/A filed with the SEC on February 2, 2006. These common shares are held by Wells Fargo & Company, or Wells Fargo, a holding company, and certain of its subsidiaries. Wells Fargo has reported that it has sole voting authority over 1,251,071 of such shares and that it has sole dispositive authority over 1,371,498 shares and shared dispositive authority over 47 shares. The address of Wells Fargo is 420 Montgomery Street, San Francisco, CA 94163.

(6)          This information is presented as of December 31, 2005, and is based solely on a Schedule 13G filed with the SEC on February 6, 2006. These common shares are held by investment companies, trusts and accounts for which Dimension Fund Advisors Inc., or Dimension, acts as investment advisor or manager. Dimension reports that it has the sole voting authority over 1,024,825 shares and that it has sole dispositive authority over 1,024,825 shares. The address of Dimension is 1299 Ocean Ave., 11th Floor, Santa Monica, CA  90401.

(7)          Includes the following common shares granted under our stock option and stock incentive plan which have not vested: Mr. Benton—19,980 common shares; Ms. Esposito—6,660 common shares; Ms. Hughes—3,663 common shares; and, Mr. Mackey—9,990 common shares.

(8)          Includes the annual grant of 4,000 common shares as part of the annual compensation to each director.

(9)          Includes 135,000 common shares owned directly by Mr. Martin and 12,371.9 common shares owned by a corporation of which Mr. Martin is the sole stockholder. SNH, of which Mr. Martin is a managing trustee, owns 35,000 common shares. Under applicable regulatory definitions, Mr. Martin, a managing director, may be deemed to have beneficial ownership of SNH’s 35,000 common shares; however, Mr. Martin disclaims beneficial ownership of such common shares.

(10)   Includes 135,000 common shares owned directly by Mr. Portnoy and 12,371.9 common shares owned by a corporation of which Mr. Portnoy is the sole stockholder. Mr. Portnoy is the majority beneficial owner and the chairman of RMR, the manager of SNH. SNH, of which Mr. Portnoy is a managing trustee, owns 35,000 common shares. Under applicable regulatory definitions, Mr. Portnoy, a managing director, may be deemed to have beneficial ownership of SNH’s 35,000 common shares; however, Mr. Portnoy disclaims beneficial ownership of such common shares.

Certain Relationships and Related Transactions

On December 31, 2001, SNH distributed substantially all of its ownership of our shares to its shareholders. In order to effect this spin off and to govern relations after the spin off, we entered into agreements with SNH, pursuant to which it was agreed, among other things, that:

•       so long as SNH remains a real estate investment trust, or REIT, we may not waive the share ownership restrictions in our charter on the ability of any person or group to acquire more than 9.8% of any class of our equity shares without, among other requirements, the consent of SNH and our determination that the exception to the ownership limitations would not cause a default under any of our leases;

•       so long as we are a tenant of SNH, we will neither permit any person or group to acquire more than 9.8% of any class of our voting stock or permit the occurrence of other change in control events, as defined, nor will we take any action that, in the reasonable judgment of SNH or HRPT, might jeopardize the tax status of SNH or HRPT as REITs;

•       SNH has the option, upon the acquisition by a person or group of more than 9.8% of our voting stock and upon other change in control events, as defined, to cancel all of our rights under the leases we have with SNH; and

•       so long as we maintain our shared services agreement with RMR, we will not acquire or finance any real estate without first giving SNH, HRPT or any other publicly owned REIT or other entity managed by RMR, the opportunity to acquire or finance real estate investments of the type in which SNH, HRPT or any other publicly owned REIT or other entity managed by RMR, respectively, invest.

At the time of our spin off from SNH, all of the persons serving as our directors were trustees of SNH. Our two managing directors, Messrs. Martin and Portnoy, are currently the managing trustees of SNH.

Of the 153 senior living communities we currently operate, 136 are leased from SNH for total annual minimum rent of $103.5 million.

Since January 1, 2005, we have entered into or agreed to enter into multiple transactions with SNH, including the following:

•       In May 2005, we purchased a property that we had leased from SNH for its appraised value of $4.6 million. This purchase was funded with proceeds we received from a HUD insured mortgage and our cash on hand.

•       In June 2005, we acquired six assisted living communities from Gordon Health Ventures, LLC, or Gordon, for approximately $59.0 million. We funded this purchase using $10.0 million drawn under our revolving credit facility and the proceeds of a sale leaseback and mortgage transaction with SNH. We sold four assisted living communities to SNH for $24.0 million and SNH leased these communities back to us for initial rent of $2.2 million per annum. SNH also provided a $43.5 million first mortgage line of credit secured by the six Gordon communities. We borrowed $24.0 million under this first mortgage line of credit when we closed the Gordon purchase, and repaid this amount in August 2005 with proceeds from our sale of common shares. The mortgage line of credit was terminated in October 2005 in connection with our sale and leaseback with SNH for the six Gordon communities. SNH paid us approximately $59.0 million for these six communities. Our initial rent to SNH for these six communities is $5.2 million per annum.

•       During 2005, as permitted by our leases with SNH, we sold to SNH, at cost, approximately $15.5 million of improvements made to properties leased from SNH, and our annual rent payable to SNH was increased by 10% of the amount SNH paid for the improvements, or approximately $1.5 million.

•       In February 2006, we agreed to lease two hospitals from SNH. The term of the lease for these two hospitals commences when we receive all health regulatory approvals required to operate the two hospitals. These two hospitals provide health rehabilitation services and are located in Braintree and Woburn, Massachusetts. The hospitals are currently owned by SNH but operated by the HealthSouth Corporation, or HealthSouth. Recently, the Massachusetts Superior Court has decided that SNH validly terminated HealthSouth’s lease and ordered HealthSouth to cooperate in the transfer of the hospitals’ operations to a new tenant designated by SNH. HealthSouth has appealed these decisions, but the trial court and the appeals court have both denied HealthSouth’s requests to stay these decisions until the appeal is decided.

Our Chief Executive Officer and Chief Financial Officer are also officers and employees of RMR. These officers devote a substantial majority of their business time to our affairs and the remainder to RMR’s business which is separate from our business. We believe the compensation we pay to these officers reasonably reflects their division of business time; however, periodically, these individuals may divide their business time differently than they do currently and their compensation from us may become disproportionate to this division.

RMR provides management and administrative services to us under a shared services agreement. RMR is compensated at an annual rate equal to 0.6% of our total revenues. Aggregate fees earned by RMR for services during 2005 were $4.6 million. RMR also provides the internal audit function for us and for other publicly owned companies to which it provides management services. We pay a proportionate share of RMR’s costs in providing that function. Our audit committee approves the identity and salary of the individual serving as our director of internal audit, as well as the pro rata share of the costs which we pay ($106,000 in 2005). The fact that RMR has responsibilities to other entities, including one of our landlords, SNH, could create conflicts; and in the event of such conflicts between SNH and us, the shared services agreement allows RMR to act on behalf of SNH rather than on our behalf. Prior to October 1, 2005, RMR was beneficially owned by Messrs. Barry Portnoy and Gerard Martin, our managing directors. Effective October 1, 2005, Messrs. Barry Portnoy and his son, Adam Portnoy, acquired Mr. Martin’s beneficial ownership in RMR. Mr. Martin remains a director of RMR and, together with Mr. Barry Portnoy, continues to serve as one of our managing directors. All transactions between us and RMR are approved by our independent directors. Our compensation committee has approved the renewal of the shared services agreement for its current term.

Mr. Barry Portnoy is the majority owner of the building in which our headquarters is located. This lease expires in 2011. We paid rent, which includes our proportional share of utilities and real estate taxes, under this lease during 2005 of $711,000. This lease has been amended at various times to take into account our needs for increasing space and all amendments to this lease have been approved by our independent directors.

Wells Fargo beneficially owns 6.2% of our common shares. Wells Fargo Bank, N.A., an affiliate of Wells Fargo, is the transfer agent and registrar for our common shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, executive officers and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and the AMEX. Our executive officers, directors and greater than 10% shareholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of these reports furnished to us or written representations that no such reports were required, we believe that, during 2005, all filing requirements applicable to our executive officers, directors and greater than 10% shareholders were timely met.

AUDITORS

Our audit committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2005. A representative of Ernst & Young LLP is expected to be present at our annual meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at our annual meeting.

The fees for services provided by Ernst & Young LLP to us in the last two fiscal years were as follows:

	FY 2004	FY 2005
Audit Fees	$1,045,727	$1,145,174
Audit-Related Fees	166,225	448,345
Tax Fees	31,000	191,000
Subtotal	$1,242,952	$1,784,519
All Other Fees	—	—
Ernst & Young LLP Total Fees	$1,242,952	$1,784,519

Our audit committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved by our audit committee or the services are included within a category which has been pre-approved by our audit committee. The maximum charge for services is established by the audit committee when the specific engagement or the category of services is approved or pre-approved. In certain circumstances, management is required to notify the audit committee when pre-approved services are undertaken and the committee or its chairman may approve amendments or modifications to the engagement or the maximum fees. Our director of internal audit is responsible to report to our audit committee regarding compliance with these policies and procedures.

Our audit committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or AMEX rules. In other circumstances, our audit committee considers among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers.

All services for which we engaged our independent public accounting firm were approved by our audit committee. The total fees we paid to Ernst & Young LLP for services in 2004 and 2005 are set forth above.

The audit-related fees were for audit-related services provided to us in 2004 and 2005 for the audit of our Five Star Quality Care, Inc. 401(k) Retirement Plan, an audit of one of our captive insurance companies and due diligence services provided to us in connection with our various acquisitions. The tax fees were for services provided in 2004 and 2005 for reviewing our tax reporting and tax compliance procedures. Our audit committee approved the engagement of Ernst & Young LLP to provide these non-audit services because it determined that Ernst & Young LLP’s providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other record holders of our common shares may participate in the practice of “householding” proxy statements and annual reports. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement or annual report may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or telephone number:  Investor Relations, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458, telephone (617) 796-8387. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

At this time, we know of no other matters which will be brought before our annual meeting. However, if other matters properly come before our annual meeting or any postponement or adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their discretion on those matters.

By Order of the Board
EVRETT W. BENTON, Secretary

Newton, Massachusetts
April 11, 2006

APPENDIX A

FIVE STAR QUALITY CARE, INC.

First Amendment to the 2001 Stock Option and Stock Incentive Plan

This First Amendment (this “Amendment”) to the 2001 Stock Option and Stock Incentive Plan (the “Stock Plan”) of Five Star Quality Care, Inc., a Maryland corporation (the “Corporation”), hereby amends the Stock Plan as follows:

1.                 The first sentence of Section 3 of the Stock Plan is hereby amended be deleting the first sentence of Section 3 and inserting in lieu thereof a new sentence to read as follows:

“The total number of shares of capital stock of the Company that may be subject to Options, Restricted Stock grants and Other Rights under the Plan shall be 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), from either authorized but unissued shares or treasury shares.”

2.                 The third sentence of Section 13 of the Stock Plan is hereby amended be deleting the third sentence of Section 13 and inserting in lieu thereof a new sentence to read as follows:

“The Compensation Committee may grant Options, Restricted Stock or Other Rights under the Plan from time to time until the close of business on March 18, 2016.”

3.                 This Amendment shall be as of March 18, 2006, subject to ratification by the holders of a majority of the outstanding shares of common stock present, or represented, and entitled to vote thereon at a duly held meeting of the stockholders of the Company within twelve months after such date.

4.                 Except as amended hereby, the Stock Plan shall remain in full force and effect. In the event this Amendment is not ratified in accordance with Section 3 of this Amendment, the Stock Plan as in effect prior to this Amendment shall remain in effect.

A-1

APPENDIX B

FIVE STAR QUALITY CARE, INC.

2001 STOCK OPTION AND STOCK INCENTIVE PLAN

1.                 PURPOSE

The purpose of this 2001 Stock Option and Stock Incentive Plan (the “Plan”) is to encourage employees, officers, directors and other individuals (whether or not employees) who render services to Five Star Quality Care, Inc. (the “Company”) and its Subsidiaries (as hereinafter defined), to continue their association with the Company and its Subsidiaries by providing opportunities for them to participate in the ownership of the Company and in its future growth through the granting of options to acquire the Company’s stock (“Options”), stock to be transferred subject to restrictions (“Restricted Stock”) and other rights, including Stock Appreciation Rights (as defined in Section 6), to receive compensation in amounts determined by the value of the Company’s stock (“Other Rights”). The term “Subsidiary” as used in the Plan means a corporation or other business entity of which the Company owns, directly or indirectly through an unbroken chain of ownership, fifty percent or more of the total combined voting power of all classes of stock, in the case of a corporation, or fifty percent or more of the total combined interests by value, in the case of any other type of business entity.

2.                 ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”) or by the Board itself. The Compensation Committee shall from time to time determine to whom Options or Restricted Stock shall be granted under the Plan, whether Options granted shall be incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”), the terms of the Options (including vesting provisions) and the number of shares of Common Stock (as hereinafter defined) that may be granted under Options, and the terms and number of shares of Restricted Stock or Other Rights. The Compensation Committee shall report to the Board the names of individuals to whom Options, Restricted Stock or Other Rights are to be granted, the number of shares covered and the terms and conditions of each grant. The determinations and actions described in this Section 2 and elsewhere in the Plan may be made by the Compensation Committee or by the Board, as the Board shall direct in its discretion, and references in the Plan to the Compensation Committee shall be understood to refer to the Board in any such case.

The Compensation Committee shall have the authority to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan. All questions of interpretation and application of such rules and regulations of the Plan and of Options or Restricted Stock granted hereunder shall be subject to the determination of the Compensation Committee, which shall be final and binding. The Plan shall be administered in such a manner as to permit those Options granted hereunder and specially designated under Section 5 hereof as an ISO to qualify as incentive stock options as described in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

For so long as Section 16 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), is applicable to the Company, each member of the Committee shall be a “non-employee director” or the equivalent within the meaning of Rule 16b-3 under the Exchange Act, and, for so long as

Section 162(m) of the Code is applicable to the Company, an “outside director” within the meaning of Section 162 of the Code and the regulations thereunder.

With respect to persons subject to Section 16 of the Exchange Act (“Insiders”), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed to be modified so as to be in compliance with such Rule, or, if such modification is not possible, it shall be deemed to be null and void, to the extent permitted by law and deemed advisable by the Committee.

3.                 STOCK SUBJECT TO THE PLAN

The total number of shares of capital stock of the Company that may be subject to Options, Restricted Stock grants and Other Rights under the Plan shall be 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), from either authorized but unissued shares or treasury shares. The maximum number of shares of Common Stock subject to Options that may be granted to any Optionee in the aggregate in any calendar year shall not exceed 100,000 shares. The number of shares stated in this Section 3 shall be subject to adjustment in accordance with the provisions of Section 10. Shares of Restricted Stock that fail to vest and shares of Common Stock subject to an Option that is not fully exercised prior to its expiration or other termination shall again become available for grant under the terms of the Plan.

4.                 ELIGIBILITY

The individuals who shall be eligible to receive Option grants, Restricted Stock grants and Other Rights under the Plan shall be employees, officers, directors and other individuals who render services to the management, operation or development of the Company or a Subsidiary and who have contributed or may be expected to contribute to the success of the Company or a Subsidiary. ISOs shall not be granted to any individual who is not (i) an employee of the Company or (ii) an employee of a Subsidiary who is treated as an employee of the Company for federal tax purposes. The term “Optionee,” as used in the Plan, refers to any individual to whom an Option has been granted.

5.                 TERMS AND CONDITIONS OF OPTIONS

Every Option shall be evidenced by a written Stock Option Agreement in such form as the Compensation Committee shall approve from time to time, specifying the number of shares of Common Stock that may be purchased pursuant to the Option, the time or times at which the Option shall become exercisable in whole or in part, whether the Option is intended to be an ISO or an NSO and such other terms and conditions as the Compensation Committee shall approve, and containing or incorporating by reference the following terms and conditions.

(a)          Duration. Each Option shall expire ten years from its date of grant; provided, however, that no ISO granted to an employee who owns (directly or under the attribution rules of Section 424(d) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary shall expire later than five years from its date of grant.

(b)         Exercise Price. The exercise price of each Option shall be any lawful consideration, as specified by the Compensation Committee in its discretion; provided, however, that the price with respect to an ISO shall be at least 100 percent of the Fair Market Value (as hereinafter defined) of the shares on the date on which the Compensation Committee awards the Option, which shall be considered the date of grant of the Option for purposes of fixing the price; and provided, further, that the price with respect to an ISO granted to an employee who at the time of grant owns (directly or under the attribution rules of Section 424(d) of the Code) stock representing more than ten percent of the voting power of all classes of stock of the Company or of any Subsidiary shall be at least 110 percent of the Fair Market Value of the shares on the date of grant of the ISO. For purposes of the Plan, except as may be otherwise explicitly provided in the Plan or in any Stock Option Agreement, the “Fair Market Value” of a share of Common Stock at any particular date shall be determined according to the following rules:  (i) if the Common Stock is not at the time listed or admitted to trading on a stock exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of the Common Stock on the date in question in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Board and regularly reporting the price of the Common Stock in such market, including any market that is outside of the United States; provided, however, that if the price of the Common Stock is not so reported, the Fair Market Value shall be determined in good faith by the Board, which may take into consideration (1) the price paid for the Common Stock in the most recent trade of a substantial number of shares known to the Board to have occurred at arm’s length between willing and knowledgeable investors, (2) an appraisal by an independent party or (3) any other method of valuation undertaken in good faith by the Board, or some or all of the above as the Board shall in its discretion elect; or (ii) if the Common Stock is at the time listed or admitted to trading on any stock exchange, including any market that is outside of the United States, or the Nasdaq Stock Market, then the Fair Market Value shall be the mean between the lowest and highest reported sale prices (or the highest reported bid price and the lowest reported asked price) of the Common Stock on the date in question on the principal exchange or the Nasdaq Stock Market, as the case may be, on which the Common Stock is then listed or admitted to trading. If no reported sale of Common Stock takes place on the date in question on the principal exchange or the Nasdaq Stock Market, as the case may be, then the most recent previous reported closing sale price of the Common Stock (or, in the Board’s discretion, the reported closing asked price) of the Common Stock on such date on the principal exchange or the Nasdaq Stock Market, as the case may be, shall be determinative of Fair Market Value.

(c)          Method of Exercise. To the extent that it has become exercisable under the terms of the Stock Option Agreement, an Option may be exercised from time to time by notice acceptable to the Chief Executive Officer of the Company, or his delegate, stating the number of shares with respect to which the Option is being exercised and accompanied by payment of the exercise price in cash or check payable to the Company or, if the Stock Option Agreement so provides, other payment or deemed payment described in this Section 5(c). Such notice shall be delivered in person to the Chief Executive Officer of the Company, or his delegate, or shall be sent by registered mail, return receipt requested, to the Chief Executive Officer of the Company, or his delegate, in which case delivery shall be deemed made on the date such notice is deposited in the mail.

Alternatively, payment of the exercise price may be made:

(1)         In whole or in part in shares of Common Stock already owned by the Optionee or to be received upon exercise of the Option; provided, however, that such shares are fully vested and free of all liens, claims and encumbrances of any kind; and provided, further, that the Optionee may not make payment in shares of Common Stock that he acquired upon the earlier exercise of any ISO (or other “incentive stock option”), unless he has held the shares for at least two years after the date the ISO was granted and at least one year after the date the ISO was exercised. If payment is made in whole or in part in shares of Common Stock, then the Optionee shall deliver to the Company stock certificates registered in his name representing a number of shares of Common Stock legally and beneficially owned by him, fully vested and free of all liens, claims and encumbrances of every kind and having a Fair Market Value on the date of delivery that is not greater than the exercise price, such stock certificates to be duly endorsed, or accompanied by stock powers duly endorsed, by the record holder of the shares represented by such stock certificates. If the exercise price exceeds the Fair Market Value of the shares for which stock certificates are delivered, the Optionee shall also deliver cash or a check payable to the order of the Company in an amount equal to the amount of that excess or, if the Stock Option Agreement so provides, his promissory note as described in paragraph (2) of this Section 5(c); or

(2)         By payment in cash of the par value of the Common Stock to be acquired and by payment of the balance of the exercise price in whole or in part by delivery of the Optionee’s recourse promissory note, in a form specified by the Company, secured by the Common Stock acquired upon exercise of the Option and such other security as the Compensation Committee may require.

At the time specified in an Optionee’s notice of exercise, the Company shall, without issue or transfer tax to the Optionee, deliver to him at the main office of the Company, or such other place as shall be mutually acceptable, a stock certificate for the shares as to which his Option is exercised. If the Optionee fails to pay for or to accept delivery of all or any part of the number of shares specified in his notice upon tender of delivery thereof, his right to exercise the Option with respect to those shares shall be terminated, unless the Company otherwise agrees.

(d)         Exercisability. An Option may be exercised so long as it is outstanding from time to time in whole or in part, to the extent and subject to the terms and conditions that the Compensation Committee in its discretion may provide in the Stock Option Agreement. Such terms and conditions shall include provisions for exercise within twelve (12) months after his or her death or disability (within the meaning of Section 22(e)(3)) of the Code, provided that no Option shall be exercisable after the expiration of the period described in paragraph (a) above. Except as the Compensation Committee in its discretion may otherwise provide in the Stock Option Agreement, an Option shall cease to be exercisable upon the expiration of ninety (90) days following the termination of the Optionee’s employment with, or his other provision of services to, the Company or a subsidiary, subject to paragraph (a) above and Section 10 hereof.

(e)          Notice of ISO Stock Disposition. The Optionee must notify the Company promptly in the event that he sells, transfers, exchanges or otherwise disposes of any shares of Common Stock issued upon exercise of an ISO before the later of (i) the second anniversary of the date of grant of the ISO and (ii) the first anniversary of the date the shares were issued upon his exercise of the ISO.

(f)            No Rights as Stockholder. An Optionee shall have no rights as a stockholder with respect to any shares covered by an Option until the date of issuance of a stock certificate to him for the shares. No adjustment shall be made for dividends or other rights for which the record date is earlier than the date the stock certificate is issued, other than as required or permitted pursuant to Section 9.

(g)          Transferability of Options. Options shall not be transferable by the Optionee otherwise than by will or under the laws of descent and distribution, and shall be exercisable during his or her lifetime only by the Optionee, except that the Compensation Committee may specify in a Stock Option Agreement that pertains to an NSO that the Optionee may transfer such NSO to a member of the Immediate Family of the Optionee, to a trust solely for the benefit of the Optionee and the Optionee’s Immediate Family, or to a partnership or limited liability company whose only partners or members are the Optionee and members of the Optionee’s Immediate Family. “Immediate Family” shall mean, with respect to any Optionee, such Optionee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

6.                 STOCK APPRECIATION RIGHTS

The Committee may grant Stock Appreciation Rights (“SARs”) in respect of such number of Common Stock subject to the Plan as it shall determine, in its discretion, and may grant SARs either separately or in connection with Options, as described in the following sentence. An SAR granted in connection with an Option may be exercised only to the extent of the surrender of the related Option, and to the extent of the exercise of the related Option the SAR shall terminate. Common Stock covered by an Option that terminates upon the exercise of a related SAR shall cease to be available under the Plan. The terms and conditions of an SAR related to an Option shall be contained in the Stock Option Agreement, and the terms of an SAR not related to any Option shall be contained in an SAR Agreement.

Upon exercise of an SAR, the Optionee shall be entitled to receive from the Company an amount equal to the excess of the fair market value, on the exercise date, of the number of shares of Common Stock as to which the SAR is exercised, over the exercise price for those shares under a related Option or, if there is no related Option, over the base value stated in the SAR Agreement. Any amount payable by the Company upon exercise of an SAR shall be paid in the form of cash or other property (including Common Stock), as provided in the Stock Option Agreement or SAR Agreement governing the SAR.

7.                 RESTRICTED STOCK

The Compensation Committee may grant or award shares of Restricted Stock in respect of such number of shares of Common Stock, and subject to such terms or conditions, as it shall determine and specify in a Restricted Stock Agreement, and may provide in a Stock Option Agreement for an Option to be exercisable for Restricted Stock.

A holder of Restricted Stock shall have all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any cash dividends, unless the Compensation Committee shall otherwise determine. Unless a grantee’s Restricted Stock Agreement provides to the contrary, unvested shares of Restricted Stock granted under the Plan shall not be transferred without the written consent of the Board. In addition, at the time of termination for any reason of a grantee’s employment or other service relationship with the Company or a Subsidiary, the Company shall have the right, in the case of unvested shares of Restricted Stock, to purchase all or any of such shares at a price equal to the lower of (a) the price paid to the Company for such shares or (b) the Fair Market Value of such shares at the time of repurchase. Nothing in the Plan shall be construed to give any person the right to require the Company to purchase any Common Stock granted as Restricted Stock.

Certificates representing Restricted Stock shall be imprinted with a legend to the effect that the shares represented may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of the Restricted Stock Agreement and, if the Compensation Committee so determines, the holder may be required to deposit the certificates with the President, Treasurer, Secretary or other officer of the Company or with an escrow agent designated by the Compensation Committee, together with a stock power or other instrument of transfer appropriately endorsed in blank.

8.                 METHOD OF GRANTING OPTIONS, RESTRICTED STOCK AND OTHER RIGHTS

The grant of Options, Restricted Stock and Other Rights shall be made by action of the Board or the Compensation Committee, at a meeting at which a quorum of its members is present, or by unanimous written consent of all its members; provided, however, that if an individual to whom a grant has been made fails to execute and deliver to the Compensation Committee a Stock Option Agreement, Restricted Stock Agreement or SAR Agreement within thirty days after it is submitted to him, the Option, Restricted Stock or SAR granted under the agreement shall be voidable by the Company at its election, without further notice to the grantee.

9.                 REQUIREMENTS OF LAW

The Company shall not be required to transfer Restricted Stock or to sell or issue any shares upon the exercise of any Option if the issuance of such shares will result in a violation by the Optionee or the Company of any provisions of any law, statute or regulation of any governmental authority. Specifically, in connection with the Securities Act of 1933, as amended from time to time (the “Securities Act”), upon the transfer of Restricted Stock or the exercise of any Option, the Company shall not be required to issue shares unless the Compensation Committee has received evidence satisfactory to it to the effect that the holder of the Restricted Stock or the Option will not transfer such shares except pursuant to a registration statement in effect under the Securities Act or unless an opinion of counsel satisfactory to the Company has been received by the Company to the effect that registration is not required. Any determination in this connection by the Compensation Committee shall be conclusive. The Company shall not be obligated to take any other affirmative action in order to cause the transfer of Restricted Stock or the exercise of an Option to comply with any law or regulations of any governmental authority, including, without limitation, the Securities Act or applicable state securities laws.

10.          CHANGES IN CAPITAL STRUCTURE

In the event that the outstanding shares of Common Stock are hereafter changed for a different number or kind of shares or other securities of the Company, by reason of a reorganization, recapitalization, exchange of shares, stock split, combination of shares or dividend payable in shares or other securities, a corresponding adjustment shall be made by the Compensation Committee in the number and kind of shares or other securities covered by outstanding Options and Other Rights and for which Options and

Other Rights may be granted under the Plan. Any such adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of the Option, but the price per share specified in each Stock Option Agreement shall be correspondingly adjusted; provided, however, that no adjustment shall be made with respect to an ISO that would constitute a modification as defined in Section 424 of the Code without the consent of the holder. Any such adjustment made by the Compensation Committee shall be conclusive and binding upon all affected persons, including the Company and all Optionees and holders of Other Rights.

If while unexercised Options remain outstanding under the Plan the Company merges or consolidates with a wholly-owned subsidiary for the purpose of reincorporating itself under the laws of another jurisdiction, the Optionees will be entitled to acquire shares of common stock of the reincorporated Company upon the same terms and conditions as were in effect immediately prior to such reincorporation (unless such reincorporation involves a change in the number of shares or the capitalization of the Company, in which case proportional adjustments shall be made as provided above) and the Plan, unless otherwise rescinded by the Board, will remain the Plan of the reincorporated Company.

Except as otherwise provided in the preceding paragraph, if the Company is merged or consolidated with another corporation, whether or not the Company is the surviving entity, or if the Company is liquidated or sells or otherwise disposes of all or substantially all of its assets to another entity while unexercised Options remain outstanding under the Plan, or if other circumstances occur in which the Compensation Committee in its sole and absolute discretion deems it appropriate for the provisions of this paragraph to apply (in each case, an “Applicable Event”), then:  (a) in the discretion of the Compensation Committee, each holder of an outstanding Option shall be entitled, upon exercise of the Option, to receive in lieu of shares of Common Stock, such stock or other securities or property as he or she would have received had he exercised the Option immediately prior to the Applicable Event; or (b) the Compensation Committee may, in its sole and absolute discretion, waive, generally or in one or more specific cases, any limitations imposed on exercise (including without limitation a change in any existing vesting schedule) so that some or all Options from and after a date prior to the effective date of such Applicable Event, specified by the Compensation Committee, in its sole and absolute discretion, shall be exercisable; or (c) the Compensation Committee may, in its sole and absolute discretion, cancel all outstanding and unexercised Options as of the effective date of any such Applicable Event; or (d) the Compensation Committee may, in its sole discretion, convert some or all Options into Options to purchase the stock or other securities of the surviving corporation pursuant to an Applicable Event; or (e) the Compensation Committee may, in its sole and absolute discretion, assume the outstanding and unexercised options to purchase stock or other securities of any corporation and convert such options into Options to purchase Common Stock, whether pursuant to this Plan or not, pursuant to an Applicable Event; provided, however, that notice of any cancellation pursuant to clause (c) shall be given to each holder of an Option not less than thirty days preceding the effective date of such Applicable Event; and provided, further, that the Compensation Committee may, in its sole and absolute discretion waive, generally or in one or more specific instances, any limitations imposed on exercise (including a change in any existing exercise schedule) with respect to any Option so that such Option shall be exercisable in full or in part, as the Compensation Committee may, in its sole and absolute discretion, determine, during such thirty day period.

In the case of an Applicable Event, the Compensation Committee shall have discretion to make adjustments or take other action with respect to Other Rights corresponding to the provisions of the preceding paragraph.

Except as expressly provided to the contrary in this Section 10, the issuance by the Company of shares of stock of any class for cash or property or for services, either upon direct sale or upon the exercise of rights or warrants, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect the number, class or price of shares of Common Stock then subject to outstanding Options or Other Rights.

11.          FORFEITURE FOR DISHONESTY, VIOLATION OF AGREEMENTS OR TERMINATION FOR CAUSE

Notwithstanding any provision of the Plan to the contrary, if the Compensation Committee determines, after full consideration of the facts, that:

(a)          the Optionee (or holder of Restricted Stock or Other Rights) has been engaged in fraud, embezzlement or theft in the course of his or her employment by or involvement with the Company or a Subsidiary, has made unauthorized disclosure of trade secrets or other proprietary information of the Company or a Subsidiary or of a third party who has entrusted such information to the Company or a Subsidiary, or has been convicted of a felony, or crime involving moral turpitude or any other crime which reflects negatively upon the Company; or

(b)         the Optionee (or holder of Restricted Stock or Other Rights) has violated the terms of any employment, noncompetition, nonsolicitation, confidentiality, nondisclosure or other similar agreement with the Company to which he is a party; or

(c)          the employment or involvement with the Company or a Subsidiary of the Optionee (or holder of Restricted Stock or Other Rights) of the Optionee was terminated for “cause,” as defined in any employment agreement with the Optionee (or holder of Restricted Stock or Other Rights), if applicable, or if there is no such agreement, as determined by the Compensation Committee, which may determine that “cause” includes among other matters the willful failure or refusal of the Optionee (or holder of Restricted Stock or Other Rights) to perform and carry out his or her assigned duties and responsibilities diligently and in a manner satisfactory to the Compensation Committee;

then the Optionee’s right to exercise an Option shall terminate as of the date of such act (in the case of (a) or (b)) or such termination (in the case of (c)), the Optionee shall forfeit all unexercised Options (or the holder shall forfeit all Other Rights) and the Company shall have the right to repurchase all or any part of the shares of Common Stock acquired by the Optionee upon any previous exercise of any Option (or any previous acquisition by the holder of Restricted Stock, whether then vested or unvested), at a price equal to the lower of (a) the amount paid to the Company upon such exercise or acquisition, or (b) the Fair Market Value of such shares at the time of repurchase. If an Optionee whose behavior the Company asserts falls within the provisions of the clauses above has exercised or attempts to exercise an Option prior to consideration of the application of this Section 11 or prior to a decision of the Compensation Committee, the Company shall not be required to recognize such exercise until the Compensation Committee has made its decision and, in the event any exercise shall have taken place, it shall be of no force and effect (and shall be void ab initio) if the Compensation Committee makes an adverse determination; provided, however, that if the Compensation Committee finds in favor of the Optionee then the Optionee will be deemed to have exercised the Option retroactively as of the date he or she originally gave notice of his or her attempt to exercise or actual exercise, as the case may be. The decision of the Compensation Committee as to the cause of an Optionee’s (or holder of Restricted Stock or Other Rights) discharge and the damage done to the Company shall be final, binding and conclusive. No decision of the Compensation Committee, however, shall affect in any manner the finality of the discharge of such Optionee  (or holder of Restricted Stock or Other Rights) by the Company. For purposes of this Section 11, reference to the Company shall include any Subsidiary.

12.          MISCELLANEOUS

(a)          No Guarantee of Employment or Other Service Relationship. Neither the Plan nor any Stock Option Agreement, Restricted Stock Agreement or SAR Agreement shall give an employee the right to continue in the employment of the Company or a Subsidiary or give the Company or a Subsidiary the right to require an employee to continue in employment. Neither the Plan nor any Stock Option Agreement, Restricted Stock Agreement or SAR Agreement shall give a director or other service provider the right to continue to perform services for the Company or a Subsidiary or give the Company or a Subsidiary the right to require the director or service provider to continue to perform services.

(b)         Tax Withholding. To the extent required by law, the Company shall withhold or cause to be withheld income and other taxes with respect to any income recognized by an Optionee by reason of the exercise or vesting of an Option or Restricted Stock, or payments with respect to Other Rights, and as a condition to the receipt of any Option, Restricted Stock or Other Rights the Optionee shall agree that if the amount payable to him by the Company and any Subsidiary in the ordinary course is insufficient to pay such taxes, then he shall upon the request of the Company pay to the Company an amount sufficient to satisfy its tax withholding obligations.

Without limiting the foregoing, the Compensation Committee may in its discretion permit any Optionee’s withholding obligation to be paid in whole or in part in the form of shares of Common Stock by withholding from the shares to be issued or by accepting delivery from the Optionee of shares already owned by him. The Fair Market Value of the shares for such purposes shall be determined as set forth in Section 5(b). An Optionee may not make any such payment in the form of shares of Common Stock acquired upon the exercise of an ISO until the shares have been held by him for at least two years after the date the ISO was granted and at least one year after the date the ISO was exercised. If payment of withholding taxes is made in whole or in part in shares of Common Stock, the Optionee shall deliver to the Company stock certificates registered in his name representing shares of Common Stock legally and beneficially owned by him, fully vested and free of all liens, claims and encumbrances of every kind, duly endorsed or accompanied by stock powers duly endorsed by the record holder of the shares represented by such stock certificates. If the Optionee is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), his ability to pay his withholding obligation in the form of shares of Common Stock shall be subject to such additional restrictions as may be necessary to avoid any transaction that might give rise to liability under Section 16(b) of the Exchange Act.

(c)          Use of Proceeds. The proceeds from the sale of shares pursuant to Options shall constitute general funds of the Company.

(d)         Construction. All masculine pronouns used in this Plan shall include both sexes; the singular shall include the plural and the plural the singular unless the context otherwise requires. The titles of the sections of the Plan are included for convenience only and shall not be construed as modifying or affecting their provisions.

(e)          Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws.

13.          EFFECTIVE DATE, DURATION, AMENDMENT AND TERMINATION OF PLAN

The Plan shall be effective as of December 5, 2001, subject to ratification by (a) the holders of a majority of the outstanding shares of capital stock present, or represented, and entitled to vote thereon (voting as a single class) at a duly held meeting of the stockholders of the Company or (b) by the written consent of the holders of a majority (or such greater percentage as may be prescribed under the Company’s charter, by-laws and applicable state law) of the capital stock of the issuer entitled to vote thereon (voting as a single class) within twelve months after such date. Options or Restricted Stock that are conditioned upon the ratification of the Plan by the stockholders may be granted prior to ratification. The Compensation Committee may grant Options, Restricted Stock or Other Rights under the Plan from time to time until the close of business on March 18, 2016. The Board may at any time amend the Plan; provided, however, that without approval of the Company’s stockholders there shall be no:  (a) change in the number of shares of Common Stock that may be issued under the Plan, except by operation of the provisions of Section 10, either to any one Optionee or in the aggregate; (b) change in the class of persons eligible to receive Options, Restricted Stock or Other Rights; or (c) other change in the Plan that requires stockholder approval under applicable law. No amendment shall adversely affect outstanding Options (or Restricted Stock or Other Rights) without the consent of the Optionee (or holder of Restricted Stock or Other Rights). The Plan may be terminated at any time by action of the Board, but any such termination will not terminate any Option, Restricted Stock or Other Rights then outstanding without the consent of the Optionee or the holder of such Restricted Stock or Other Rights.

Five Star Quality Care, Inc.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 23, 2006

1:00 p.m.

400 Centre Street
Newton, MA 02458

Five Star Quality Care, Inc. 400 Centre Street Newton, MA 02458	proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on Tuesday, May 23, 2006.

The undersigned shareholder of Five Star Quality Care, Inc., a Maryland corporation, or the Company, hereby appoints Evrett W. Benton, Gerard M. Martin and Barry M. Portnoy, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the Company to be held at the Company’s offices at 400 Centre Street, Newton, Massachusetts, on Tuesday, May 23, 2006, at 1:00 p.m., and any adjournment or postponement thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of the annual meeting of shareholders and of the accompanying Proxy Statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND “FOR” APPROVAL OF ITEM 2. ADDITIONALLY, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

See reverse for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Five Star Quality Care, Inc., c/o Shareowner ServicesSM , P.O. Box 64873, St. Paul, MN 55164-0873.

Please detach here

The Board Recommends a Vote FOR the Proposals.

1. Election of Directors in Group I:	01 Gerard M. Martin 02 Arthur G. Koumantzelis	☐	Vote FOR all nominees (except as marked)	☐	VoteWITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approve amendments to the Company’s 2001 Stock Option and Stock Incentive Plan.	☐	FOR	☐	AGAINST	☐	ABSTAIN
3.

In their discretion, the Proxies are authorized to vote and otherwise represent the undersigned on such other matters as may properly come before the meeting or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Change?      Mark Box ☐      Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on
the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.